Exhibit 1.8

October 6, 2026	NASDAQ | TSX: ACB

Aurora Urges Shareholders to Take No Action to Revised Hostile Bid by Curaleaf as Formal Review Underway

•	Aurora’s Special Committee will commence a thorough and independent review of the revised Hostile Bid and the Board will provide a formal recommendation to shareholders once the review is complete.
•	Shareholders are advised to TAKE NO ACTION pending a formal recommendation.
•	Aurora shareholders will have until at least December 4, 2026, to consider their options.
•	Questions about the Hostile Bid or would like to stay informed? Please contact Kingsdale Advisors toll-free at 1-800-749-9052 within North America, call or text 416-623-4172 or at contactus@kingsdaleadvisors.com.

Edmonton, Alberta, October 6, 2026 /CNW/ - Aurora Cannabis Inc. ("Aurora" or the "Company") (TSX: ACB) (NASDAQ: ACB), the Canadian-based leading global medical cannabis company, responded today to a press release issued by Curaleaf Holdings, Inc. ("Curaleaf") (TSX: CURA) (OTCQX: CURLF) regarding the filing of a Notice of Variation and Change to revise its hostile take-over bid (the “Hostile Bid”) for all of the issued and outstanding common shares of the Company (the "Aurora Shares") to offer revised implied consideration of US$5.00 per Share, consisting of 0.4013 subordinate voting shares of Curaleaf plus US$1.00 in cash per Aurora Share.

“The filing of a revised Hostile Bid is simply the next step in the process, not a deadline to make a decision. Investors deserve the chance to review the revised Hostile Bid and decide for themselves whether it reflects the full value of the company they already own. Our Board and Special Committee are commencing their review, and until Aurora's formal recommendation is available, we urge investors to take no action,” said Miguel Martin, Executive Chairman and CEO of Aurora.

“Once the review is complete, the Board will communicate its recommendation and provide the relevant information to shareholders to support them in considering their options,” concluded Mr. Martin.

The Company will provide a comprehensive response to Aurora shareholders in a timely manner once the Special Committee has completed its review and the Board has made its recommendation with respect to the revised Hostile Bid.

Take No Action

Aurora shareholders are advised to TAKE NO ACTION on the Hostile Bid as previously recommended on September 2, 2026 and to wait for further communication from the Board of Directors. Aurora shareholders will have until at least December 4, 2026, to consider their options, being the revised expiry date of Curaleaf’s Hostile Bid.

The Special Committee will consider the Hostile Bid with its advisors before making a recommendation to the Board. Aurora shareholders will be notified of the Board’s formal recommendation through a news release and Directors' Circular.

Shareholder Assistance

Aurora shareholders with questions about the Hostile Bid or who would like to stay informed may contact Kingsdale Advisors, the Company's strategic advisor and information agent:

•	Toll-Free (within North America): 1-800-749-9052
•	Call or Text: 416-623-4172
•	Email: contactus@kingsdaleadvisors.com
•	Visit protectaurora.com

About Aurora Cannabis

Aurora is a global leader in medical cannabis, dedicated to improving lives through scientific expertise, proven performance, and a deep commitment to patient care. Aurora serves medical markets across Canada, Europe, Australia, and New Zealand with a portfolio of trusted, leading brands including Aurora®, MedReleaf®, Pedanios®, IndiMed™, San Raf®, and Whistler Medical Marijuana Corporation®. With world-class GMP-certified manufacturing facilities in Canada and Germany, and a team of industry-leading professionals, Aurora continues to expand its global footprint and deliver consistent, high-quality cannabis products with the purpose of Opening the World to Cannabis™.

Learn more at www.auroramj.com and follow us on X and LinkedIn.

Aurora's common shares trade on the NASDAQ and TSX under the symbol "ACB".

For Media:	For Investors:
Michelle Lefler	ICR, Inc.
VP, Communications & PR	Investor Relations
media@auroramj.com	aurora@icrinc.com

Aurora has filed a Solicitation/Recommendation Statement on Schedule 14D-9F with the U.S. Securities and Exchange Commission (the “SEC”), which includes a Director’s Circular, dated September 1, 2026. Investors are urged to read this document and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, when they become available, before making any investment decision with respect to the Hostile Bid. The Hostile Bid is made for the securities of a Canadian issuer and while the Hostile Bid is subject to disclosure requirements of Canada, investors should be aware that these requirements are different from those of the United States. The enforcement by investors of civil liabilities under the U.S. federal securities laws may be affected adversely by the fact that the issuer is located in Canada, and that some or all of its officers and directors are residents of Canada.

Forward Looking Statements

This news release includes statements containing certain "forward-looking information" within the meaning of applicable securities laws ("forward-looking statements"). Forward-looking statements are frequently characterized by words such as "plan", "continue", "expect", "project", "intend", "believe", "anticipate", "estimate", "may", "will", "potential", "proposed" and other similar words, or statements that certain events or conditions "may" or "will" occur. Forward-looking statements made in this news release include, but are not limited to, statements and information about Curaleaf’s revised Hostile Bid, including the revised consideration, the Special Committee’s planned review of the revised Hostile Bid and any recommendation with respect to the same.

These forward-looking statements are only predictions. Forward-looking information or statements contained in this news release have been developed based on the Company and its management's good faith assumptions relating to the financial, market, regulatory and other relevant environments that will exist and affect the Company's business and operations in the future. Forward-looking information and statements are not a guarantee of future performance and are based upon a number of estimates and assumptions of management at the date the statements are made including, among other things, assumptions about: development costs remaining consistent with budgets; the ability to manage anticipated and unanticipated costs; access to favorable equity and debt capital markets; the ability to raise sufficient capital to advance the business of the Company; favorable operating and economic conditions; political and regulatory stability; obtaining and maintaining all required licenses and permits; receipt of governmental approvals and permits; sustained labour stability; stability in financial and capital goods markets; favorable production levels and costs from the Company's operations; the pricing of various cannabis products; the level of demand for cannabis products; the availability of third-party service providers and other inputs for the Company's operations; and the Company's ability to conduct operations in a safe, efficient, and effective manner. The Company does not give any assurance that the assumptions on which forward-looking information or statements are based will prove to be correct, or that the Company's business or operations will not be affected in any material manner by these or other factors not foreseen or foreseeable by the Company or management or beyond the Company's control. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. These risks include, but are not limited to, the ability to retain key personnel, the ability to continue investing in infrastructure to support growth, the ability to obtain financing on acceptable terms, the continued quality of our products, customer experience and retention, the development of third party government and non-government consumer sales channels, management's estimates of consumer demand in Canada and in jurisdictions where the Company exports, expectations of future results and expenses, the availability of additional capital to complete construction projects and facilities improvements, the risk of successful integration of acquired business and operations, management's estimation that SG&A will grow only in proportion to revenue growth, the ability to expand and maintain distribution capabilities, the impact of competition, the general impact of financial market conditions, the yield from cannabis growing operations, product demand, changes in prices of required commodities, competition, and the possibility for changes in laws, rules, and regulations in the industry, epidemics, pandemics or other public health crisis, and other risks as set out under the heading "Risk Factors" in the Company's annual information form dated June 10, 2026 (the "AIF") and filed with Canadian securities regulators available on the Company's issuer profile on SEDAR+ at www.sedarplus.com and filed with and available on the SEC's website at www.sec.gov. The Company cautions that the list of risks, uncertainties and other factors described in the AIF is not exhaustive and other factors could also adversely affect its results. Readers are urged to consider the risks, uncertainties and assumptions carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such information. The Company is under no obligation, and expressly disclaims any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws.